Builders FirstSource, Inc.
Subsidiaries

BFS Asset Holdings LLC (Delaware)

BFS Design Services LLC (Delaware)

BFS Foundation, Inc. (Delaware)

BFS Group LLC (Delaware)

BFS Operations LLC (Delaware)

BFS Procurement LLC (Delaware)

BFS Pay, LLC (Maryland)

BFS Real Estate LLC (Delaware)

BFS Texas Sales LLC (Delaware)

BSG Framing, LLC (Delaware)

Builders FirstSource – Dallas, LLC (Delaware)

Builders FirstSource – Texas Installed Sales, LLC (Texas)

CCWP, Inc. (South Carolina)

Dixieline Builders Fund Control, Inc. (California)

NETAppsID, Inc. (Canada)

Spenard Builders Supply LLC (Alaska)

Timber Roots, LLC (Washington)

Trussway, LLC (Delaware)

Trussway Construction, LLC (Delaware)

Trussway Manufacturing, LLC (Delaware)

Trussway Transportation, LLC (Delaware)

WTS Paradigm, LLC (Wisconsin)

360 Innovations, s.a.r.l. (France)